Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus Supplement and “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus in Pre-Effective Amendment Number 2 to the Registration Statement (Form N-2, No. 333-218384) of RMR Real Estate Income Fund.

We also consent to the incorporation by reference of our report, dated February 17, 2017, on RMR Real Estate Income Fund, included in the Annual Report for the fiscal year ended December 31, 2016, which is incorporated by reference in the Statement of Additional Information which is incorporated by reference in the Prospectus, included in the Registration Statement on Form N-2.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 18, 2017